Exhibit 8.1
GIBSON, DUNN & CRUTCHER LLP
Lawyers
A REGISTERED LIMITED LIABILITY PARTNERSHIP
INCLUDING PROFESSIONAL CORPORATIONS

555 Mission Street, Suite 3000, San Francisco, California 94105-2933
(415) 393-8200
www.gibsondunn.com
January 30, 2009

Direct Dial (415) 393-8200	Client No. 89696-00014
SCM Microsystems, Inc.
Oskar-Messter-Straße 13
85737 Ismaning, Germany
     Re: Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted as counsel to SCM Microsystems, Inc. (“Acquiror”), a Delaware corporation, in connection with the acquisition of Hirsch Electronics Corporation (the “Company”), a California corporation, pursuant to the transactions described in a Registration Statement on Form S-4 filed with the United States Securities and Exchange Commission on January 30, 2009 (the “Registration Statement”). Unless otherwise indicated, capitalized terms used but not defined herein have the meanings set forth in the Registration Statement. Pursuant to the Registration Statement and to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated December 10, 2008, among Acquiror, Deer Acquisition, Inc. (“First-Step Merger Sub”), a wholly owned subsidiary of Acquiror, Hart Acquisition LLC (“Second-Step Merger Sub”), a wholly owned subsidiary of Acquiror, and the Company, (a) First-Step Merger Sub will merge with and into the Company, with the Company surviving the merger (the “First-Step Merger”) and, pursuant to the First-Step Merger, Acquiror will issue in exchange for each share of Company common stock $3.00 cash (without any interest thereon), two (2) shares of Acquiror Common Stock, and a warrant to purchase one (1) share of Acquiror Common Stock at an exercise price equal to $3.00 per share, and (b) as soon as practicable following the First-Step Merger, Acquiror will cause the Company to merge with and into Second-Step Merger Sub with Second-Step Merger Sub surviving the merger (the “Second-Step Merger”).
     In connection with this opinion letter, we have reviewed (without any independent investigation) the Registration Statement, the Merger Agreement, and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts and statements contained in the Registration Statement and Merger Agreement, and we have assumed that the proposed transaction will be consummated in accordance with the terms set forth therein and without any waiver of any material provision thereof. We have further assumed the accuracy of any representation or statement made “to the knowledge of” or similarly qualified without such qualification.
     Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and set forth in the discussion in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger,” it is our opinion that the discussion in the Registration Statement, under the caption “Material United States Federal Income Tax Consequences of the Merger,” to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.
     This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the First-Step Merger and the Second-Step Merger or any other transaction (including any transaction undertaken in connection with the foregoing).
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended.

Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP

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